Exhibit 99.1

NEXSTAR MEDIA GROUP RAISES QUARTERLY CASH

DIVIDEND BY 25% TO $1.69 PER SHARE

Dividend Represents a 3.8% Annualized Yield
Based on the Closing Stock Price on January 25, 2024

Increase Marks Eleventh Consecutive Annual Cash Dividend Increase

IRVING, Texas (January 26, 2024) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved a 25% increase to its quarterly cash dividend to $1.69 per share beginning with the dividend declared for the first quarter of 2024. The dividend is payable on Friday, February 23, 2024, to shareholders of record on Friday, February 9, 2024.

Perry Sook, Nexstar Media Group’s Founder, Chairman and Chief Executive Officer stated, “Nexstar’s strong free cash flow generation continues to support our long-standing commitment to delivering increased returns to our shareholders. The eleventh consecutive annual increase in our cash dividend, combined with our opportunistic share repurchase activity, reflects our continued confidence in Nexstar’s business model, competitive positioning and growth opportunities.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, including more than 300,000 hours of programming produced annually by its business units. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national cable news network, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including its local TV station websites, The Hill and NewsNationNow.com, are collectively a Top 10 U.S. digital news and information property. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

# # #